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                                                                 EXHIBIT 11
              THE ADVEST GROUP, INC. AND SUBSIDIARIES

            Computation of Net Income Per Common Share

             (In thousands, except per share amounts)

                                        For the quarters ended December 31,
                                                              Assuming
                                           Primary          Full Dilution
                                        1993      1992*     1993      1992*

Income before extraordinary credit    $2,185    $1,577     $2,185    $1,577

Interest on convertible debentures
   outstanding during the period,
   net of tax and other related
   expenses                               --        --        274        --
                                       -----    ------     ------    ------
     Income before extraordinary
       credit                          2,185     1,577      2,459     1,577

     Extraordinary credit                 --       368         --       368
                                       -----    ------     ------    ------
     Net income applicable to
       common stock and other
       dilutive securities            $2,185   $ 1,945     $2,459   $ 1,945
                                       =====    ======     ======    ======
Average number of common shares
   outstanding during the period       9,010     9,352      9,010     9,352

Additional shares assuming:
   Exercise of stock options             276       216        286       216
   Conversion of debentures               --        --      1,576        --
                                       -----    ------     ------    ------
     Average number of common and
       common equivalent shares used
       to calculate net income per
       common share                    9,286     9,568     10,872     9,568
                                       =====    ======     ======    ======
Income per common and common
   equivalent share:

     Income before extraordinary
       credit                         $  .24   $   .16    $   .23   $   .16
     Extraordinary credit                 --       .04         --       .04
                                       -----    ------     ------    ------
     Net income                       $  .24   $   .20    $   .23   $   .20
                                       =====    ======     ======    ======


* For the quarter ending December 31, 1992, primary and fully diluted net income per common share are equal.




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